Exhibit 99.2

NEWS RELEASE

RANGE ANNOUNCES 2015 CAPITAL BUDGET AND RECORD UTICA WELL RESULTS

FORT WORTH, TEXAS, DECEMBER 15, 2014…RANGE RESOURCES CORPORATION (NYSE: RRC) announced today its 2015 capital budget and the initial results from its Utica/Point Pleasant well located in Washington County, Pennsylvania.

Range has set its 2015 capital spending budget at $1.3 billion a decrease of 18% versus its 2014 capital budget. As a result of improving capital efficiencies from its Marcellus activities, Range expects to continue to deliver year-over-year production growth in the 20% to 25% range despite the reduction in its capital budget. The 2015 capital budget includes approximately $1,065 million for drilling and recompletions, $155 million for leasehold and renewals, $55 million for pipeline tie-ins and facilities and $25 million for seismic and other. By division, the 2015 capital budget is approximately 92% directed to the Marcellus, Southern Appalachia 4% and Midcontinent 4%. As previously announced, Range will increase the lateral lengths and the number of frac stages for its 2015 Marcellus wells to average 6,200 feet with 31 frac stages, or approximately 200 feet between stages. The laterals for a third of the 2015 wells are expected to be over 7,000 feet as the Company continues to optimize its well designs.

Range also announced that its Utica/Point Pleasant well located in Washington County, Pennsylvania achieved an average 24-hour test rate of 59.0 Mmcf per day against simulated pipeline pressure and conditions during the initial flow back. The well was drilled and cased to a true vertical depth of 11,693 feet with the 5,420 foot horizontal lateral completed with 32 frac stages. Initial calculations indicate a 0.88 psi/foot pressure gradient. This initial production (“IP”) rate equates to a 10.9 Mmcf per day IP rate per 1,000 foot of lateral. We believe this is a record for any horizon drilled in the Appalachian Basin and also represents the highest IP rate of any Utica well. Range believes this well confirms its geological interpretation and enhances the value of Range’s stacked-pay acreage position in southwest Pennsylvania. The well is owned 87.5% by Range. Range has a current leasehold position of approximately 400,000 net acres in the southwest Pennsylvania area which it considers as prospective for the Utica/Point Pleasant. The well is currently shut-in for approximately 90 days while facilities are completed. Afterwards the well is expected to be produced under facility-constrained conditions.

Commenting on the announcements, Jeff Ventura, Range’s President and CEO, said “Our continued capital efficiency improvement is enabling Range to maintain our 20% to 25% growth target for 2015, while reducing our capital budget by 18%. This capital efficiency improvement coupled with our favorable hedge position and strong balance sheet gives us confidence that we can deliver substantial shareholder value in 2015 despite the challenging commodity price environment.

We are very excited about the initial test results of our Utica/Point Pleasant well. Given our 400,000 net acre acreage position in the area, coupled with existing well control and 3-D seismic, we believe this translates into significant potential. Being able to drill additional Utica wells on the same locations as our Marcellus wells should further enhance our capital efficiency for many years to come.”

RANGE RESOURCES CORPORATION (NYSE: RRC) is a leading independent oil and natural gas producer with operations focused in Appalachia and the Midcontinent region of the United States. The Company pursues an organic growth strategy targeting high return, low-cost projects within its large inventory of low risk, development drilling opportunities. The Company is headquartered in Fort Worth, Texas. More information about Range can be found at www.rangeresources.com.

All statements, except for statements of historical fact, made in this release such as expected capital spending, expected lateral lengths, expected funding, expected frac stages, enhanced value, confirmation of geological interpretation, continued capital efficiency, projected production growth, relative capital spending and significant upside potential are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and Range’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the results of our hedging transactions, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and regulatory changes. Range undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Range’s filings with the Securities and Exchange Commission (“SEC”), which are incorporated by reference. Investors are urged to consider closely the disclosure in our most recent Annual Report on Form 10-K, available from our website at www.rangeresources.com or by written request to 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102. You can also obtain this Form 10-K by calling the SEC at 1-800-SEC-0330.

2014-23

SOURCE:     Range Resources Corporation

Range Investor Contacts:

Rodney Waller, Senior Vice President

817-869-4258

rwaller@rangeresources.com

David Amend, Investor Relations Manager

817-869-4266

damend@rangeresources.com

Laith Sando, Research Manager

817-869-4267

lsando@rangeresources.com

Michael Freeman, Senior Financial Analyst

817-869-4264

mfreeman@rangeresources.com

or

Range Media Contact:

Matt Pitzarella, Director of Corporate Communications

724-873-3224

mpitzarella@rangeresources.com

www.rangeresources.com